April 7, 2017

BMO Asset Management Corp.

115 South LaSalle Street

Chicago, Illinois 60603

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the registration statement on Form N-14 (the “Registration Statement”) to be filed by BMO Funds, Inc. (the “Company”), relating to the issuance by the Company of Series A and Series I shares of common stock, $0.0001 par value (the “Shares”), of the BMO Mortgage Income Fund (to be renamed the “BMO Strategic Income Fund”). The Registration Statement relates to the proposed reorganization of the BMO TCH Intermediate Income Fund into the BMO Mortgage Income Fund, pursuant to an agreement and plan of reorganization (the “Agreement”).

We have examined: (a) the Registration Statement (including the proxy statement/prospectus and form of Agreement contained therein), (b) the Company’s Articles of Incorporation, as amended, and By-Laws, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion. In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity, accuracy and completeness of documents purporting to be originals and the conformity to originals of any copies of documents. We have not independently established any facts represented in the documents so relied upon.

Based upon the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable by the Company when issued under the terms of the Agreement included in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state securities laws and assuming effectiveness of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.